Exhibit 99.1	NEWS RELEASE

The Progressive Corporation	Investor Contact:
6300 Wilson Mills Road	Julia Hornack
Mayfield Village, Ohio 44143	(440) 395-2164
http://www.progressive.com

Progressive Announces Executive Leadership Changes

MAYFIELD VILLAGE, OHIO - March 9, 2015 - The Progressive Corporation (NYSE:PGR) today announced several organizational changes that will go into effect on April 1, 2015. First, Pat Callahan has been named President of the Company's Personal Lines Group, succeeding John Sauerland in that role. As previously announced, Mr. Sauerland will become Chief Financial Officer (CFO) as Brian Domeck transitions to his retirement in May. In addition, Tricia Griffith has been appointed as Personal Lines Chief Operating Officer, responsible for the Company's Personal Lines, Claims and Customer Relationship Management groups.

Mr. Callahan joined Progressive more than 12 years ago and has held various product and general management responsibilities, including his current role as Personal Lines Acquisition Leader and past role leading Progressive's Special Lines business.

"I am delighted to welcome Pat into his new leadership role," said Glenn Renwick, Chairman of the Board, President and CEO of Progressive. "Pat has a strong knowledge and passion for our business, and is unequivocally committed to achieving our ultimate goal of becoming consumers' number one choice for insurance. I'm looking forward to seeing where he can take our Personal Lines business."

"These moves confirm what I've said in the past, which is that we have benefited from the long-term stability of our senior management team. These changes expand the roles of John Sauerland and Tricia Griffith, two senior leaders I have asked to be very active in the leadership of our Destination Era thinking and execution," said Mr. Renwick. "John's transition to CFO has been underway for a number of months and he is ready and eager to assume this important role. And moving Personal Lines to Tricia is a natural fit following the transition of our CRM group to her in April of last year."

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever and however it’s most convenient-online at progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive also offers insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, as well as home insurance through select carriers. It’s the fourth largest auto insurer in the country, the largest seller of motorcycle insurance and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at http://www.progressiveonline.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot® and Service Centers.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.